                                                                    EXHIBIT 10.7

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT made as of the 23rd day of January, 2003, by and between BALLANTYNE OF OMAHA, INC., a Delaware corporation, with its principal offices at 4350 McKinley Street, Omaha, Nebraska 68112 (the "Company"), and
John P. Wilmers, an individual residing at 17566 Baywood Drive, Omaha, Nebraska 68130 (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Executive has been a key employee of the Company for many years, and in connection therewith has entered into a number of different employment agreements with the Company, the latest being an Employment Agreement made as of January 1, 1997, and amended on October 25, 1999.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

     1.   TERMINATION OF PRIOR EMPLOYMENT AGREEMENT.

          The employment agreement between the Company and the Executive dated January 1, 1997, is hereby terminated as of January, 2003, and shall be of no force and effect thereafter.

     2.   EMPLOYMENT.

          The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company under the terms and conditions hereinafter set forth.

     3.   DUTIES AND SERVICES.

          3.1 The Executive shall serve as President and Chief Executive Officer of the Company, and shall perform such services as may be assigned to him from time to time by the Board of Directors.

          3.2 The Executive shall devote his full business time and attention to the business of the Company and to the promotion of the Company's best interests, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs.

          3.3 The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with Executive's position with the Company and travel obligations prior to the execution of this Agreement. If the Company shall require Executive to relocate his residence, the Company shall pay

(or reimburse Executive for) all reasonable moving expenses incurred by Executive in connection with such relocation.

     4.   COMPENSATION.

          4.1 BASIC COMPENSATION. For all of the services to be rendered by the Executive in any capacity hereunder, the Company shall pay the Executive salary at the annual rate of Two Hundred Fifteen Thousand Dollars ($215,000.00), and the Company shall review such salary annually as of January 1 during each subsequent year of this Agreement, but in no event shall the basic compensation in each subsequent year be less than the aforesaid amount. The compensation paid hereunder to the Executive shall be paid in accordance with the payroll practices conducted by the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee.

          4.2 ADDITIONAL COMPENSATION. In addition to the basic compensation set forth at Subsection 4.1 above, the Company shall pay the Executive additional compensation based upon the following bonus program:

          A. The bonus pool will be calculated on profits in excess of a threshold amount equal to twenty percent (20%) of the Company's book value at the beginning of the year.

          B. The bonus pool will be based on net income before income taxes; provided, however, that in determining net income for purposes hereof, all amounts accrued during the year for payment of this bonus pool and taken as an expense, shall be added back to the net income figure otherwise determined.

          C. The Pool will be calculated at fourteen percent (14%) of income, as defined above, in excess of the twenty percent (20%) of equity threshold, as defined above, for any fiscal year.

          D. The Chief Executive Officer will determine which employees shall participate in the pool, and the allocation of the pool among participants, subject to approval of the Compensation Committee. The Chief Executive Officer's portion of the pool may not exceed forty percent (40%) of the total.

          E. All questions, differences or disputes with reference to the computation of the bonus pool, shall be resolved by the public accounting firm then employed by the corporation to audit its books for the applicable period involved, and its determination shall be final and conclusive upon all parties.

          For illustrative purposes only, the following is an example of the bonus calculation based on return on equity for 1999.

                Threshold Percentage                   20%

          Book Value Beginning of Year         35,623,029
          Times: Threshold Percentage                  20%
                                               ----------
          Threshold Amount                      7,124,606

          Net Income, before Income Taxes      12,933,060
          Add Back: Accrued Estimated Bonus
                     Expense                      945,562
                                               ----------
          Net Income before Profit Share       13,878,622
          Less: Threshold                      7,124,606
                                               ----------
          Bonus Earnings                        6,754,016
          Times: Pool Percentage                       14%
                                               ----------
          Pool Amount                             945,562

          4.3 COMPUTATION - PAYMENT. Computation of additional compensation shall be made by the Company within thirty (30) days of the end of each calendar year, and shall be paid within one (1) month from the date the Company makes such determination.

          4.4 SERVICES FOR LESS THAN A FULL YEAR. Except as provided at subsection 4.5, with respect to the determination of additional compensation for any calendar year in which an Executive does not render services hereunder for the full twelve (12) month period, the Company shall compute the additional compensation in the same manner as described at Subsection 4.2, for the period from the commencement of such employment through the last day of the calendar month preceding termination.

          4.5 TERMINATION OF EMPLOYMENT. Upon termination of employment for any reason, the Executive shall be entitled to receive the basic compensation accrued but unpaid as of the date of termination. Upon termination of employment of the Executive by the Company for any reason other than for cause, the Executive shall also be entitled to receive the additional compensation computed as set forth above.

     5.   EXPENSES AND VACATIONS.

          5.1 The Company shall reimburse the Executive for all reasonable and necessary travel and entertainment expenses incurred by the Executive in the performance of the Executive's duties hereunder upon submission of vouchers and receipts evidencing such expenses.

          5.2 The Company agrees to furnish an automobile selected by the Company for use of the Executive. All expenses for the maintenance, insurance and upkeep of the automobile shall be borne by the Company.

          5.3    The Executive shall be entitled to vacation during each twelve
(12) months of employment in accordance with applicable Company policy. All vacations shall be in addition to recognized national holidays. During all vacations, the Executive's compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken only at times convenient for the Company.

     6.   OTHER BENEFITS.

          6.1 In addition to the compensation and to the rights provided for elsewhere in this agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted for the benefit of executive employees of the Company, to the extent permitted by such plans and by applicable law, including, but not limited to, (a) profit sharing plan, (b) medical expense insurance program, (c) pension plan, and (d) incentive compensation plan.

          6.2 The Company further agrees to continue the Executive's medical coverage for Executive and his eligible dependents, at the Company's expense, until the Executive attains age sixty-five (65), and for the Executive's spouse until she attains the age of sixty-five (65), even though such events may occur after this Agreement expires, provided the Executive remains in the employ of the Company until his voluntary retirement at not less than age sixty-two (62). After age sixty-five (65), the Executive and his eligible dependents, shall only be entitled to medical insurance coverage to the extent, if any, that the Company provides such coverage for other retired senior executives, except that the Company shall continue to provide medical coverage for the Executive's spouse until she attains the age of sixty-five (65), provided the Executive remains in the employ of the Company until his retirement.

     7.   TERM OF THIS AGREEMENT.

          7.1 Except as otherwise hereinafter specifically provided, the term of this Employment Agreement shall commence on January 23, 2003, and shall be for a period of three (3) years thereafter.

          7.2 Notwithstanding anything to the contrary provided herein, either the Company or the Executive may give the other written notice at least one hundred twenty (120) days prior to the end of the term, or any extension or renewal thereof, of such party's intention to negotiate a new Employment Agreement commencing at the end of the term or to terminate this contract. In the event that no such notice is given, the term described in Subsection 7.1 above shall automatically continue for an additional year, and this Subsection
7.2 shall be applicable again within such extension.

          7.3 In the event that this Employment Agreement is not renewed and the Executive is terminated, the Executive will be entitled to severance benefits pursuant to the Company's severance policy in existence on the date of termination, but in no event shall Executive receive less than one (1) week of severance for each year of employment. In addition, all existing insurance benefits shall remain in force during the severance period.

          7.4 AUTOMATIC EXTENSION IN THE EVENT OF SALE. In the event the Company shall be sold, either by a sale of assets or corporate stock, the purchaser shall be required to assume this contract of employment and this contract shall be automatically extended for a period expiring three (3) years from the closing date of the sale.

     8.   TERMINATION PRIOR TO THE END OF TERM.

          8.1 TERMINATION DUE TO DEATH OR INCAPACITY. This Agreement shall be terminated upon the Executive's death or by the Company, at its discretion, because of the Executive's failure to perform substantially all of the material duties of his position for a period of at least one hundred eighty (180) consecutive calendar days due to physical or mental illness or injury.

                 8.1.1 If the Company elects to terminate this Agreement because of the Executive's incapacity, it shall send him written notice thereof, setting forth in reasonable detail the facts and circumstances that provide a basis for said termination. If the Company and Executive disagree as to Executive's incapacity, each may appoint a medical doctor to certify his opinion as to Executive's incapacity, and if his doctor's do not agree as to Executive's incapacity, then the two doctors will appoint a third medical doctor to certify his or her opinion as to Executive's incapacity, and the decision of a majority of the three doctors will prevail. The Company will bear all expenses for this procedure.

                 8.1.2 In the event of termination by reason of death, the Executive's estate shall be paid all accrued sums due and owing under Section 4 above and any benefits provided by the Company under Section 6 above.

                 8.1.3 In the event of incapacity, Executive shall continue to receive his full compensation during the one hundred eighty (180) day period prior to any notice of termination. After that termination, Executive shall be entitled to any accrued amounts due and owing him under Section 4 above and such other benefits as may be provided by Section 6 above.

          8.2    TERMINATION FOR CAUSE.

                 8.2.1 The Company may terminate, at any time, the Executive's employment for cause. The term for "cause" for purposes of this Agreement shall mean that the Executive did any of the following:

                 (a) Acted dishonestly or incompetently or engaged in willful misconduct in the performance of Executive's duties;

                 (b)     Breached fiduciary duties owed to the Company;

                 (c) Intentionally failed to perform reasonably assigned duties;

                 (d) Willfully violated any law, rule, or regulation, or court order (other than minor traffic violations or similar offenses), or otherwise committed any act which would have a material adverse impact on the business of the Company; or

                 (e) Is in breach of this Agreement and such breach is not cured by Executive within ten (10) days' written notice to him.

                 8.2.2 Executive shall be sent written notice of termination that specifically sets forth in reasonable detail the facts and circumstances upon which the Board of Directors believes that the Executive has given the Company cause for termination of Executive's employment. Said notice shall give the Executive an opportunity, together with legal counsel, to be heard before the Board of Directors of the Company. Termination for cause shall be based on a finding by two-thirds (2/3) of the Board of Directors (not including Executive, should he be a member of the Board of Directors), and said Board shall specify its findings concerning said termination in detail. For purposes of this Subsection, no acts, or failure to act, on the Executive's part will be considered willful or willfully done unless done, or admitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

                 8.2.3 Notwithstanding the foregoing, however, any conviction of the Executive for any criminal act involving any violence, dishonesty, fraud, or breach of trust or other felonious behavior, shall result in the automatic termination of Executive's employment, without notice, and without any of the procedures specified in Subsection 8.2.2 above.

                 8.2.4 In the event that the Executive is terminated for cause, then he shall be entitled to receive any accrued compensation that may be due and owing him under Section 4 above, but no other benefits or compensation whatsoever.

          8.3 TERMINATION BY THE EXECUTIVE FOR BREACH BY THE COMPANY. This Agreement may be terminated by the Executive in the event that the Company breaches this Agreement and such breach is not cured by the Company within ten
(10) days after written notice, identifying the said breach or breaches in detail.

          8.4 DATE OF TERMINATION. For purposes of this Agreement, the date of the termination of Executive's employment ("Date of Termination") will be:

          A. if Executive's employment is terminated by his death, the end of the month in which his death occurs,

          B.     if Executive's employment is terminated for incapacity, thirty
                 (30) days after Notice of Termination is given, or

          C. if Executive's employment is terminated by Executive or the Company for any other reason, the date specified in the Notice of Termination, which will not be later than thirty (30) days after the date on which the Notice of Termination is given.

     9.   EMPLOYMENT BY A SUBSIDIARY.

          Either the Company or a Subsidiary may be Executive's legal employer. For purposes of this Agreement, any reference to Executive's termination of employment with the Company means termination of employment with the Company and all Subsidiaries, and does not include a transfer of employment between any of them. The obligations created under this Agreement are obligations of the Company. For purposes of this paragraph, a "Subsidiary" means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

     10.  RESTRICTIVE COVENANT.

          10.1 NEED FOR PROTECTION. Executive acknowledges that, because of his Senior Executive position with the Company, his knowledge of the affairs of the Company and his relations with its dealers, distributors and customers are such that he could do serious damage to the financial welfare of the Company, should he compete or assist others in competing with the business of the Company. Consequently, and in consideration of his continued employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Executive agrees as follows:

          10.2   CONFIDENTIAL INFORMATION.

          A. NON-DISCLOSURE. Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge, or data of the Company, which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

          B. RETURN OF RECORDS. All records, documents, software, computer disks, and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall be returned to or, as the case may be, shall remain in the possession of the Company.

          C. FUTURE EMPLOYMENT. Nothing in this section shall limit the Executive's right to carry the Executive's accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this section and the respective covenants set forth below.

          10.3 COVENANT NOT TO SOLICIT. Executive agrees that he will not, for a period of one (1) year after his employment with the Company has terminated:

          A. directly or indirectly, on behalf of himself or any person or entity, engage in, or assist any other person or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, distributor or dealer of the Company, wherever located, of said motion picture theater equipment, restaurant equipment, or any other type of product manufactured, assembled distributed or sold by the Company, if said customer, distributor or dealer is one with whom he had contact or on whose account he worked on during the twelve (12) months prior to the termination of his employment, or,

          B. directly or indirectly request or advise any of the aforesaid customers, distributors or dealers referred to in Paragraph A. above, of this subsection, to curtail their business with the Company or to patronize another business which is in competition with the Company, or

          C. directly or indirectly, on behalf of himself or any other person or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other person or entity to engage in, competition with the Company.

          10.4 TERMINATION WITHOUT CAUSE. It is understood and agreed that, in the event the Company terminates the Executive's employment without cause, prior to the expiration of the term of employment specified in this Agreement, Subsection 10.3 shall be applicable and remain in force and effect for the greater of the remaining term of

Executive's employment under this Agreement, or one (1) year from the date of termination, whichever occurs later.

          10.5 BREACH OF AGREEMENT BY COMPANY. In the event that the Company breaches this Agreement, and does not cure said breach after thirty (30) days' written notice, Subsection 10.3 shall be null and void and of no further force and effect.

          10.6 JUDICIAL MODIFICATION. In the event that any court of law or equity shall consider or hold any aspect of this section to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspects of this section so found may be reduced or modified by appropriate order of the court, and shall thereafter continue, as so modified, in full force and effect.

          10.7 INJUNCTIVE RELIEF. The parties hereto acknowledge that the remedies at law for breach of this section will be inadequate, and the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

     11.  INVENTIONS AND DISCOVERIES.

          The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof which relate to the products and services provided by the Company or which otherwise relate or pertain to the business, functions or operations of the Company. The Executive agrees to communicate promptly and to disclose to the Company, in such form as the Executive may be required to do so, all information, details and data pertaining to such inventions. ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

     12.  MODIFICATION AND WAIVER.

          No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by Executive and that officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

     13.  CONSTRUCTION.

          This Agreement supersedes any oral agreement between Executive and the Company and any oral representation by the Company to Executive with respect to the subject matter of this Agreement. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nebraska.

     14.  SEVERABILITY.

          If any one or more of the provisions of this Agreement, including but not limited to Section 10 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

     15.  COUNTERPARTS.

          This Agreement may be executed in two (2) or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

     16.  LEGAL FEES.

          If the Company breaches this Agreement or if the Executive's employment is terminated by the Company other than for Cause or Disability, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive as a result of that termination (including all those fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, unless the Company is the prevailing party in such litigation).

     17.  SUCCESSORS AND ASSIGNS.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

     18.  NOTICE.

          For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this

Agreement, or to that other address as either party may have furnished to the other in writing in accordance with this Section 10, provided that all notices to the Company will be directed to the attention of the Secretary of the Company, and except that notice of change of address will be effective only upon receipt.

     19.  REMEDIES OF EXECUTIVE.

          In the event that the Executive makes any claim or demand based upon this Agreement, or the breach thereof, the Executive hereby agrees that the damages which he may recover shall be limited to the maximum amount of benefits to which he could possibly be entitled under this Agreement.

     20.  ENTIRE AGREEMENT.

          This Agreement contains the entire agreement of the parties. All prior arrangements or understandings are merged herein. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                          BALLANTYNE OF OMAHA, INC.


                                   By:    /s/ William F. Welsh
                                          -----------------------------------
                                          Chairman of the Board

                                          /s/ John P. Wilmers
                                          -----------------------------------
                                          John P. Wilmers, Executive